Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR JANUARY
     Dallas, Texas, January 5, 2009 – U.S. Trust, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.41550 per unit, payable on January 29, 2009, to unit holders of record on January 15, 2009.
     This distribution reflects primarily the oil production for October 2008 and the gas production for September 2008, both including postings from the previous month’s production. Preliminary production volumes are approximately 49,599 barrels of oil and 546,438 Mcf of gas. Preliminary average prices are approximately $69.25 per barrel of oil and $6.66 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)
Current Month	49,599	546,438	$69.25	$6.66

Prior Month	24,784	485,027	$92.91	$8.08
     Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
     Due to the timing of the Christmas and New Year’s holidays coinciding with the end of the month of December, approximately $191,000 of revenue received will be posted in the following month of January in addition to normal receipts during January. Since the close of business in December and prior to this press release, approximately $1,331,000 in revenue has been received.
     Approximately $543,000 for 2008 Ad Valorem taxes is being deducted from this month’s distribution as compared to $564,000 for 2007. These payments are normal expenditures at this time of year.

     For the latest financial reports on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management Toll Free Number: 1.800.365.6541